Exhibit 99.9

Reliant Bank

Proxy for Special Meeting of Shareholders

to be held             , 2015

This proxy is being solicited on behalf of the board of directors

The undersigned hereby appoints                     , with full power of substitution, to appear at the Special Meeting of Shareholders of Reliant Bank (“Reliant”) to be held on             , 2015 at              a.m. local time, and at any postponement or adjournment thereof (the “Special Meeting”), and to vote all of the shares of Reliant common stock which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present. The undersigned hereby directs that this proxy be voted as follows:

The Board of Directors recommends a vote FOR each of the proposals listed below.

		FOR	AGAINST	ABSTAIN
1.	Proposal to adopt the Agreement and Plan of Merger by and among Commerce Union Bancshares, Inc., Commerce Union Bank, and Reliant Bank, dated April 25, 2014, as amended by the First Amendment to the Agreement and Plan of Merger, effective December 31, 2014	☐	☐	☐

2.	Proposal to authorize the board of directors to adjourn the Special Meeting to allow time for further solicitation of proxies.	☐	☐	☐

This proxy shall be voted “for” the proposals listed above unless otherwise indicated. If any other business is presented at said Special Meeting, this proxy shall be voted in accordance with the discretion of the proxyholder. This proxy may be revoked in writing at any time prior to exercise, or by voting in person at the Special Meeting.

Date: , 2015

Signature(s) of shareholder(s)

When signing as an attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.

PLEASE DATE, SIGN AND MAIL PROMPTLY

IN THE ENCLOSED STAMPED RETURN ENVELOPE